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                                                                    Exhibit 99.1

                               PURINA MILLS, INC.
                                 P.O. BOX 66812
                            ST. LOUIS, MO 63166-6812





FOR IMMEDIATE RELEASE

CONTACT:  DARRELL SWANK
(314) 768-4885


                    PURINA MILLS STOCKHOLDERS APPROVE MERGER

St. Louis, MO--September 5, 2001--Purina Mills, Inc. (Nasdaq: PMIL) announced today that its stockholders have approved Purina Mills proposed merger with a subsidiary of Land O'Lakes. The stockholders vote was conducted at a special meeting of Purina Mills' stockholders held at Purina Mills' headquarters earlier today. The merger received the favorable votes of approximately 67% of the total shares outstanding, which exceeded the majority of outstanding shares required to approve the transaction, and represented in excess of 99% of the total votes cast in regard to the merger proposal. Purina Mills anticipates that the merger will close when Land O'Lakes financing arrangements are finalized, which is expected by the end of September.

Purina Mills is America's leading producer and marketer of animal nutrition products. Based in St. Louis, Missouri, the company has 49 plants and approximately 2300 employees nationwide. Purina Mills is permitted under a perpetual, royalty-free license agreement from Ralston Purina Company to use the trademarks "Purina" and the nine-square Checkerboard logo. Purina Mills is not affiliated with Ralston Purina Company, which distributes Purina Dog Chow brand and Purina Cat Chow brand pet foods.

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Statements in this release which are not statements of current or historical fact are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this release include statements regarding Purina Mills expectations about the closing of the Land O'Lakes merger. It is important to understand that actual outcomes and results could differ materially from those in such forward-looking statements. Factors that could cause our actual outcome or results to differ materially include the occurrence of any event that results in the failure of a condition to the Land O'Lakes merger. You should refer to the risk disclosures outlined in Purina Mills' Proxy Statement, dated August 2, 2001, under the heading Forward Looking Statements for additional information concerning risks that could cause the merger not to close or our actual outcomes or results to otherwise differ from the forward-looking information contained in this release.